Third Amended and Restated

Schedule C

to the

Amended and Restated

Transfer Agent Agreement

by and between

The Marsico Investment Fund

and

UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule C to the aforesaid Agreement as follows, effective as of the date set forth below:

Fee Schedule

[Fees]

In witness whereof, the undersigned have executed this Third Amended and Restated Schedule C to the Transfer Agent Agreement between The Marsico Investment Fund and UMB Fund Services, Inc., effective as of the 24th day of September, 2020.

THE MARSICO INVESTMENT FUND
(The “Trust”)

By:	/s/ Christopher J. Marsico
Christopher J. Marsico
Executive Vice President and
Chief Operating Officer

UMB FUND SERVICES, INC.
(“UMBFS”)

By:	/s/ Maureen A. Quill
Maureen A. Quill
Executive Vice President

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